UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On December 6, 2007, Ramius Capital issued the following press release:

Press Release	Source: Ramius Capital Group, L.L.C.

RAMIUS CAPITAL ISSUES OPEN LETTER TO A. SCHULMAN STOCKHOLDERS

Questions How Board Can Be Trusted To Maximize Stockholder Value Given Its Failure To Deliver Under Prior Settlements

Calls On Stockholders To Elect Nominees Who Will Ensure That The Special Committee Conducts A Legitimate Review Of All Strategic Alternatives

New York, NY – December 6, 2007– Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), announced today that it has issued an open letter to the stockholders of A. Schulman Inc. (“Schulman” or the “Company”) (NASDAQ: SHLM), in which it questions whether the Company’s Board of Directors is truly and fully committed to maximizing stockholder value based on its historical failure to carry out its stated goals under previous settlement agreements with a group led by Barington Capital Group, L.P.

In the letter, Ramius cited numerous failures by the Board to meet its contractual obligations under its two prior stockholder settlement agreements and noted that Schulman’s operating performance has still not improved despite the settlements of two prior consecutive contested elections.

Ramius Partner Mark R. Mitchell stated, “We believe these settlement agreements are nothing more than a “smokescreen” for management’s and the Board’s failure to maximize stockholder value and have created a long history of broken promises.”

Mr. Mitchell added, “In early November, the Company informed us of its belief that exploring a potential sale of the North American business segment or the Company would not be in the best interest of the Company or its stockholders.  Given this, how can we trust this Board to now fairly consider these strategic alternatives? If elected, our nominees will ensure that the special committee of the Board conducts a legitimate strategic review process that explores all available alternatives to maximize stockholder value, including a potential sale of the Company.”

Ramius is the beneficial holder of approximately 7.4% of Schulman’s outstanding shares.

The full text of the letter follows:

Dear Fellow Stockholders:

DO NOT BE FOOLED!

A. Schulman, Inc. (“Schulman” or the “Company”) is no stranger to entering into unproductive settlement agreements.  In light of the Board’s failure to fully deliver on its promises, the recent announcement of yet another agreement between the Company and a group led by Barington Capital provides us little, if any, comfort that the Board is now truly and fully committed to maximizing stockholder value.

ANOTHER YEAR, ANOTHER SETTLEMENT AGREEMENT

We have seen the same song and dance now for three straight years!  Ask yourself how you can trust this Board when it hasn’t fully lived up to its contractual obligations under past settlement agreements?  Ask yourself whether three consecutive contested elections would even be necessary if the Board was truly and fully committed to maximizing stockholder value?

In our belief, these settlement agreements are nothing more than a “smokescreen” for management’s and the Board’s failure to maximize stockholder value and have created a long history of broken promises.

Look no further than the past two settlement agreements with the Barington Group:

2005 SETTLEMENT AGREEMENT

THE PROMISE:
According to the terms of the October 21, 2005 settlement agreement, the Company agreed to work with representatives of the Barington Group to create a “Business Plan” by the end of January 2006 to improve the Company’s operations and profitability.  The Company agreed to issue a press release disclosing a summary of such a “Business Plan.”

THE REALITY:
We don’t recall ever reading any press release regarding the completion of the “Business Plan.”  Why is that?  The answer is quite simple:  The Company did not complete such a Business Plan nor did it address the significant issues plaguing the Company.   Fiscal 2007 operating income was $54.1 million, $16 million less than the $70.1 million Schulman reported in fiscal 2006.  We believe it should be clear to all stockholders that the Company has failed to adequately address profitability.

THE PROMISE:
According to the terms of the October 21, 2005 settlement agreement, the Company agreed to consummate a self-tender offer to repurchase 8,750,000 shares of the Company’s common stock at a price of no less than $20 per share. The tender offer was to be completed by December 20, 2005.

THE REALITY:	Another promise, another failure to fully deliver. The Company announced in an April 25, 2006 press release that it accepted for purchase only 2,071,585 shares.

THE PROMISE:	According to the terms of the October 21, 2005 settlement agreement, the Company agreed to implement certain corporate governance reforms.

THE REALITY:	Ask yourself whether the following actions taken by the Company in the year after entering into the 2005 Settlement Agreement represent improvements in “corporate governance.”

●	Adopted a “poison-pill” rights plan without shareholder approval.
●	Elected Mr. Haines Chairman rather than appoint an independent Chairman when Robert Stefanko, the former Chairman of the Board, retired
●	Failed to respond to a shareholder’s request to inspect certain books, records and documents of the Company under Delaware law.

DID THE 2005 SETTLEMENT LEAD TO A MATERIAL IMPROVEMENT IN OPERATING PERFORMANCE?

We think not.  The North American Business segment continued its streak of generating operating losses.   The Company’s selling, general and administrative (SG&A) costs continued to escalate on an absolute basis, and the Company’s gross margin remained at a level substantially below its peers in the specialty chemical business.

2006 SETTLEMENT AGREEMENT

THE PROMISE:
According to the terms of the October 25, 2006 settlement agreement, the Company agreed to work with representatives of the Barington Group to establish a special committee of the Board to create a detailed operating budget and “Business Plan” to improve the Company’s operations and profitability and to issue a press release disclosing a summary of such “Business Plan.”

THE REALITY:
Sound familiar?  We do not believe it should have taken another threatened election contest and yet another settlement agreement for the Company to fulfill this contractual obligation.  Finally, the Company announced in February 2007 that it would implement a number of initiatives aimed at improving the Company’s operations and profitability in North America.  However, the North America segment remained unprofitable for the fifth straight year, and for six of the last seven years.  This despite reducing operating capacity by 42% through numerous restructuring efforts aimed at the North America segment.  Ask yourself whether this is too little, too late?We wonder how many years of settlement agreements it will take for the Company to fulfill all of its contractual obligations under the 2007 Settlement Agreement.

DID THE 2006 SETTLEMENT AGREEMENT HELP TO INCREASE STOCKHOLDER VALUE?

Again, we believe the answer is ‘no.’ The Company’s North American business segment continued to accumulate operating losses, and there does not appear to be an end in sight.   The Company’s gross profit and operating margins also continued to further decline.

2007 SETTLEMENT AGREEMENT

THE PROMISE:
According to the terms of the November 15, 2007 settlement agreement, the Company has agreed (i) to form a special committee of the Board to consider all strategic alternatives available to the Company to maximize shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Company and (ii) to increase to five million the number of shares authorized to be repurchased under the Company’s current share repurchase program.

THE REALITY:	?

IT SHOULDN’T BE A QUESTION!

As shareholders, we shouldn’t be left to wonder whether the Board will fully perform its contractual obligations under the new settlement agreement or, on the other hand, whether the Board is attempting to buy itself yet another year to implement its strategy under the false pretenses of a strategic review process.

In July 2007, a member of the Ramius Group submitted a shareholder proposal for inclusion in the Company’s proxy statement recommending that the Schulman Board immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, a merger or an outright sale of the Company.

What was the Company’s response?  On November 2, 2007, the Company submitted to the Ramius Group its proposed statement in opposition to the Ramius Group’s shareholder proposal. In it, the Company states that “restructuring and cost-cutting initiatives, as well as effectively launching Invision, are the correct courses of action for the Company’s future and maximizing shareholder value” and “we do not think, therefore, that investigating the potential sale or merger of the North American business segment or the Company would be in the best interest of the Company or its shareholders at this time.”

In light of this “flip-flop,” ask yourself whether the Schulman Board is truly and fully committed to a full strategic review process to maximize stockholder value?

Why should the CEO, whether it be Mr. Haines, who is set to retire no later than next March, or the new, undisclosed CEO candidate, who would have a clear conflict of interest, be given a seat on the Special Committee formed to consider all strategic alternatives available to the Company? Instead, shouldn’t the CEO be submitting a stand-alone, restructuring plan to be evaluated by the Special Committee as part of the strategic alternatives review process?

WHY SHOULD WE TRUST THIS BOARD NOW?

Ask yourself why this Board tolerated the Company’s poor performance under Terry Haines, the Company’s CEO since 1991?  Ask yourself whether this Board would have finally made this change in management as a next step but for the Ramius Group seeking to hold the Board accountable for management’s poor performance?  We think not.

YOU HAVE THE OPPORTUNITY TO PROTECT YOUR INVESTMENT

By voting for our nominees, you empower our nominees to ensure that the Company performs all of its obligations under the 2007 Settlement Agreement and takes all actions to maximize stockholder value.  Rest assured that they can, and will, appropriately represent the stockholder’s best interests.

If elected, our nominees will work diligently with management and the Board to:

●	Ensure that the special committee formed to conduct the review of strategic alternatives consists solely of independent directors, and

●	Ensure that the special committee conducts a real strategic alternatives review process in which all options to maximize stockholder value are analyzed and a sale of the Company is fully explored.

If elected, our nominees will not control the Board.  They will have a minority representation on the Board, and therefore, by themselves cannot force the implementation of any one strategic alternative.

WE ARE ASKING FOR YOUR SUPPORT TO ELECT DIRECTOR NOMINEES WHO WILL REPRESENT YOUR BEST INTERESTS ON THE SCHULMAN BOARD

We will be providing you with further information and our GOLD proxy card shortly.  We will offer you the opportunity to elect to the Schulman boardroom stockholder representatives committed to building the value of your investment.  In the meantime, we urge you NOT to return any WHITE proxy card Schulman management sends you.

Respectfully,

/s/ Mark R. Mitchell
Mark R. Mitchell
Partner, Ramius Capital Group, LLC

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the "Company").

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  ("Starboard"), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company ("Starboard Value"), Parche, LLC, a Delaware limited liability company ("Parche"), RCG Enterprise, Ltd, a Cayman Islands exempted company ("RCG Enterprise"), RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard"), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss"), Jeffrey M. Solomon ("Mr. Solomon"), Mark Mitchell ("Mr. Mitchell"), Michael Caporale, Jr. ("Mr. Caporale Jr."), Lee Meyer ("Mr. Meyer")and Yevgeny V. Ruzhitsky ("Mr. Ruzhitsky") (collectively, the "Participants"). Starboard beneficially owns 998,073 shares of Common Stock of the Company.  Starboard Value beneficially owns 736,984 shares of Common Stock of the Company.   Parche beneficially owns 327,738 shares of Common Stock of the Company.  As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.

Contact:
Media & Stockholders:
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Dan Gagnier or Renée Soto, 212-687-8080